Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill Associates, Inc.
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS 74% YEAR-OVER-YEAR REVENUE GROWTH
FOR THIRD QUARTER 2010
Strong Demand for Pulsed and High Power Lasers Drive Sales;
Gross Margin Increases to 50%;
Announces Partnership with RUSNANO and Sale of a Minority Interest in IPG’s Russian Subsidiary to Enhance Opportunities in Russian Market
OXFORD, Mass. — November 1, 2010 — IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the third quarter of fiscal 2010 ended September 30, 2010.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In millions, except per share data)	2010	2009	% Change	2010	2009	% Change
Revenue	$79.8	$45.8	74%	$198.3	$131.6	51%
Gross margin	50.0%	36.5%		45.9%	33.7%
Operating income	$20.5	$3.6		$41.6	$4.4
Operating margin	25.7%	8.0%		21.0%	3.3%
Net income attributable to IPG Photonics Corporation	$13.2	$2.3		$26.9	$2.3
Earnings per diluted share	$0.28	$0.05		$0.57	$0.05
Comments on the Third Quarter
“IPG continued its strong growth momentum in the third quarter with record revenues,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “For the third quarter of 2010, IPG reported revenues which grew by 74% year-over-year and 19% sequentially. We achieved earnings per share of $0.28 compared with $0.05 in the third quarter of 2009 and $0.22 in the second quarter of 2010. We also demonstrated the strength of our business model, as gross margins increased to 50.0% compared with 36.5% in the third quarter of 2009 and 45.3% in the second quarter of 2010. Our operating results for the third quarter included a loss of $2.1 million, or approximately $0.03 per diluted share, relating to foreign exchange losses.”
“An 88% increase in pulsed laser sales, the best selling product in the quarter, was driven by strong demand for marking/engraving, and an 83% increase in high-power laser sales, the second-best selling product line in the quarter, benefited from the increase in the cutting OEMs and welding demand,” said Gapontsev. “Telecommunication sales increased by 160% year-over-year, and 144% sequentially, due to demand in Russia and the U.S. We had a year-over-year decline for medical sales, which was primarily related to lower sales to our large U.S. medical OEM customer. Sales for advanced applications, which tend to be more uneven, were down 18% year-over-year due to strong European sales in the third quarter of 2009. Geographically, we experienced robust growth in all major regions as the general economic climate improved.”
“IPG generated $6.2 million in cash from operations and ended the quarter with $96.6 million in cash,” said Gapontsev. “Capital expenditures for the third quarter totaled $5.1 million and we continue to expect the total amount spent on capital expenditures and acquisitions to be approximately $25 million for the year.”

IPGP Q3 Results/2
Partnership with RUSNANO and Sale of Minority Interest
IPG also announced today the sale of a 12.5% ownership in its Russia-based subsidiary, NTO IRE-Polus (NTO) to the Russian Corporation of Nanotechnologies (RUSNANO) for $25 million. RUSNANO was established in 2007 to invest in nanotechnology development, including projects in solar energy, nanostructured materials, medicine and biotech, mechanical engineering and metal working, optoelectronics and infrastructure. Under the terms of the agreement, RUSNANO will have options to purchase up to an additional 12.5% of NTO for an additional $25 million over the next five years if certain sales targets at NTO are achieved. IPG will maintain majority ownership and control of NTO and has a call option after three years to buy back the minority stake at a predetermined value. RUSNANO has a put option after five years to sell its minority stake to IPG at a predetermined value.
“This partnership with RUSNANO enables IPG to more strategically address a large and growing market in Russia for fiber optic telecom equipment and laser systems and to increase industrial laser sales in that territory,” said Gapontsev. “With the proceeds from the transaction, we will be able to make strategic R&D and capital expenditure investments in NTO, and develop our sales infrastructure in the Russian market. In addition, a partnership with RUSNANO will significantly expand the number of telecommunications, industrial and other important commercial relationships we have in Russia, ultimately driving growth by increasing our portfolio of customers.”
Business Outlook and Financial Guidance
“We anticipate that the sales momentum we have experienced during the first nine months of 2010 will continue through the end of the year,” said Gapontsev. “As we enter the last quarter of the year, we will continue to focus on maintaining the high quality of our products while we increase the penetration of our fiber lasers in existing and new applications, expanding our OEM and customer base, and further extend our leadership position in the markets we serve. As sales of our lasers continue to increase, we expect to benefit from the leverage in our business model.”
IPG Photonics expects revenues in the range of $80 million to $86 million for the fourth quarter of 2010. The Company anticipates earnings per diluted share in the range of $0.30 to $0.35 based on 47,700,000 common shares, which includes 46,533,000 basic common shares outstanding and 1,167,000 potentially dilutive options at September 30, 2010.
As discussed in more detail below, actual results may differ from this guidance due to various factors including but not limited to product demand, competition and general economic conditions. This guidance is subject to the risks outlined in the Company’s reports with the SEC, and assumes that exchange rates remain at present levels.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, November 1, 2010 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “ Investors” section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. Interested parties that are unable to listen to the live call may access an archived version of the webcast, which will be available for one year on IPG’s website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in a wide range of

IPGP Q3 Results/3
applications such as materials processing, advanced, telecommunications and medical. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, our expectations relating to: total spending of $25 million in 2010 for capital expenditures and acquisitions; the partnership with RUSNANO enabling IPG to more strategically address a large and growing market in Russia for fiber optic telecommunications equipment and laser systems and increasing industrial laser sales in that territory; IPG making strategic R&D and capital expenditure investments in NTO with the proceeds from the RUSNANO transaction; expanding the number of telecommunications, industrial and other important commercial relationships in Russia and driving growth by increasing our portfolio of customers; sales momentum continuing through the end of the year; continuing focus on maintaining the high quality of our products and increasing the penetration of fiber lasers in existing and new applications; expanding our OEM and customer base; further extending our leadership position in the markets we serve; continuing to increase sales and benefitting from the leverage in our business model; and revenue and earnings per share expectations for the fourth quarter of 2010. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of economic downturns; reduction in customer capital expenditures; potential order cancellations and push-outs and financial and credit market issues; the Company’s ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG’s products; effective management of growth; level of fixed costs from its vertical integration; intellectual property infringement claims and litigation; interruption in supply of key components, including from transportation disruptions from natural and man-made events; manufacturing risks; inventory write-downs; foreign currency fluctuations; competitive factors, including declining average selling prices; building and expanding field service and support operations; uncertainties pertaining to customer orders; demand for products and services; development of markets for the Company’s products and services; and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on March 15, 2010) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPGP Q3 Results/4
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands, except per share data)
NET SALES	$79,809	$45,808	$198,271	$131,601
COST OF SALES	39,878	29,085	107,332	87,245

GROSS PROFIT	39,931	16,723	90,939	44,356

OPERATING EXPENSES:
Sales and marketing	4,527	3,788	13,797	10,857
Research and development	4,981	4,569	13,868	13,445
General and administrative	7,800	4,758	22,012	14,692
Loss (gain) on foreign exchange	2,078	(40)	(325)	975

Total operating expenses	19,386	13,075	49,352	39,969

OPERATING INCOME	20,545	3,648	41,587	4,387

OTHER EXPENSE, Net:
Interest expense, net	(350)	(266)	(749)	(1,023)
Other expense, net	(322)	(75)	(414)	(259)

Total other expense	(672)	(341)	(1,163)	(1,282)

INCOME BEFORE PROVISION FOR INCOME TAXES	19,873	3,307	40,424	3,105
PROVISION FOR INCOME TAXES	(6,558)	(1,041)	(13,340)	(978)

NET INCOME	13,315	2,266	27,084	2,127
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	89	11	155	(170)

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$13,226	$2,255	$26,929	$2,297

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.28	$0.05	$0.58	$0.05
Diluted	$0.28	$0.05	$0.57	$0.05
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	46,533	45,573	46,285	45,368
Diluted	47,700	46,695	47,410	46,457

IPGP Q3 Results/5
IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$96,630	$82,920
Accounts receivable, net	53,720	30,356
Inventories, net	64,898	52,869
Income taxes receivable	5,199	2,558
Prepaid expenses and other current assets	10,792	4,653
Deferred income taxes	7,824	7,558

Total current assets	239,063	180,914
DEFERRED INCOME TAXES	6,017	4,313
PROPERTY, PLANT, AND EQUIPMENT, Net	111,847	111,453
OTHER ASSETS	16,499	15,956

TOTAL	$373,426	$312,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$4,634	$6,007
Current portion of long-term debt	1,333	1,333
Accounts payable	10,663	5,620
Accrued expenses and other liabilities	41,726	21,189
Deferred income taxes	2,167	503
Income taxes payable	10,025	2,179

Total current liabilities	70,548	36,831

DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	1,594	2,567

LONG-TERM DEBT	16,382	16,667

COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 46,739,912 shares issued and outstanding at September 30, 2010; 46,076,472 shares issued and outstanding at December 31, 2009	5	5
Additional paid-in capital	302,384	293,743
Accumulated deficit	(21,495)	(48,424)
Accumulated other comprehensive income	3,712	11,106

Total IPG Photonics Corporation stockholders’ equity	284,606	256,430
NONCONTROLLING INTERESTS	296	141

Total equity	284,902	256,571

TOTAL	$373,426	$312,636

IPGP Q3 Results/6
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2010	2009
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$27,084	$2,127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,098	14,024
Provisions for inventory, warranty & bad debt	8,037	8,635
Other	772	(5,079)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable/payable	(20,985)	9,249
Inventories	(17,931)	2,844
Other	16,531	5,892

Net cash provided by operating activities	29,606	37,692

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(13,842)	(9,580)
Acquisition of businesses, net of cash acquired	(4,108)	—
Other	107	58

Net cash used in investing activities	(17,843)	(9,522)

CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	(1,482)	(4,386)
Long-term borrowings	(1,008)	(1,011)
Purchase of noncontrolling interests	—	(508)
Exercise of employee stock options and related tax benefit from exercise	6,164	2,121
Other	(36)	(61)

Net cash provided by (used in) financing activities	3,638	(3,845)

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(1,691)	701

NET INCREASE IN CASH AND CASH EQUIVALENTS	13,710	25,026
CASH AND CASH EQUIVALENTS — Beginning of period	82,920	51,283

CASH AND CASH EQUIVALENTS — End of period	$96,630	$76,309

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$757	$1,163

Income taxes paid	$6,363	$4,595